Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54465, 33-3307 and 33-61092 on Form S-3 and Registration Statement Nos. 333-35231, 333-99239, 333-130175 and 333-145969 on Form S-8 of our report dated February 27, 2009, relating to the financial statements and financial statement schedule of Viad Corp and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method for the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, in 2007), and our report dated February 27, 2009, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

Phoenix, Arizona
February 27, 2009